FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT
Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
Absolute Capital Opportunities Fund	1.60%	June 12, 2015
Absolute Convertible Arbitrage Fund	1.40%	July 25, 2017

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of July 25, 2017.

FORUM FUNDS

By:	/s/ Jessica Chase
Jessica Chase
President

ABSOLUTE INVESTMENT ADVISERS LLC

By:	/s/ James P. Compson
James P. Compson
Principal